EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Wal-Mart Stores, Inc. for the registration of 70,615,608 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2011, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas December 8, 2011